Citifunds Institutional Trust
Citi Institutional Tax Free Reserves
LI44

Question 77C



Additional Shareholder Information (unaudited)
Results of Special Meetings of Shareholders
On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust levelon various proposals recently approved by the Fund?s Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Election of
Board Members and (2) Agreement and Plan of Reorganization.

1. Election of Board Members?
                                          Authority
Nominees 	    Votes For 	          Withheld 	Abstentions
Elliot J. Berv        11,371,577,703.044  110,780,281.850   0.000
A. Benton Cocanougher 11,371,577,703.044  110,780,281.850   0.000
Jane F. Dasher        11,371,577,703.044  110,780,281.850   0.000
Mark T. Finn          11,371,577,703.044  110,780,281.850   0.000
Rainer Greeven        11,371,577,703.044  110,780,281.850   0.000
Stephen Randolph Gross11,371,577,703.044  110,780,281.850   0.000
Richard E. Hanson, Jr.11,371,577,703.044  110,780,281.850   0.000
Diana R. Harrington   11,371,577,703.044  110,780,281.850   0.000
Susan M. Heilbron     11,371,577,703.044  110,780,281.850   0.000
Susan B. Kerley       11,371,577,703.044  110,780,281.850   0.000
Alan G. Merten        11,371,577,703.044  110,780,281.850   0.000
R. Richardson Pettit  11,371,577,703.044  110,780,281.850   0.000
R. Jay Gerken, CFA    11,371,577,703.044  110,780,281.850   0.000
?Board Members are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.
2. Agreement and Plan of Reorganization

  Item Voted On
Reorganize as
Series of a
Maryland
Business Trust
							Broker
         Votes For    Votes Against  Abstentions  	Non-Votes
7,194,606,188.767  13,519,014.610  129,738,878.517 4,144,493,903.000

On January 12, 2007, a Special Meeting of Shareholders was held to vote at a Fund level on various proposals recently approved by the Fund?s Board Members. The following table provides the number of votes cast for, against, as well as the number of abstentions and broker non-votes as to the following proposal:

Revise Fundamental Investment Policies
Broker

Items Voted On   Votes For 	Votes Against   Abstentions Non-Votes
Borrowing Money 530,302,907.870 10,103,504.210  103,654,119.670 1.000
Underwriting    530,302,907.870 10,103,504.210  103,654,119.670 1.000
Lending         530,302,907.870 10,103,504.210  103,654,119.670 1.000
Issuing Senior
Securities      530,302,907.870 10,103,504.210  103,654,119.670 1.000
Real Estate     530,302,907.870 10,103,504.210  103,654,119.670 1.000
Commodities     530,302,907.870 10,103,504.210  103,654,119.670 1.000